Exhibit 99.1

Contact: John L. Spaid, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces Fourth Quarter 2023 Results

MURFREESBORO, Tenn. – (February 20, 2024) National Health Investors, Inc. (NYSE:NHI) announced today its results for the three and twelve months ended December 31, 2023.

Financial Results and Recent Events

•Net income attributable to common stockholders per diluted common share for the three months ended December 31, 2023 was $0.74 compared to $0.04 during the same period in the prior year. Net income attributable to common stockholders per diluted common share for the twelve months ended December 31, 2023 was $3.13 compared to $1.48 during the same period in the prior year.

•National Association of Real Estate Investment Trusts (“NAREIT”) FFO per diluted common share for the three months ended December 31, 2023 was $1.09 compared to $0.74 during the same period in the prior year. NAREIT FFO per diluted common share for the twelve months ended December 31, 2023 was $4.39 compared to $3.55 during the same period in the prior year.

•Normalized FFO per diluted common share for the three months ended December 31, 2023 was $1.09 compared to $0.85 during the same period in the prior year. Normalized FFO per diluted common share for the twelve months ended December 31, 2023 was $4.33 compared to $4.30 during the same period in the prior year.

•Normalized FAD for the three months ended December 31, 2023 was $47.3 million compared to $44.7 million during the same period in the prior year. Normalized FAD for the twelve months ended December 31, 2023 was $187.8 million compared to $201.0 million during the same period in the prior year.

•Net income attributable to common stockholders, NAREIT FFO, Normalized FFO and Normalized FAD for the three and twelve months ended December 31, 2023 included approximately $2.0 million and $5.7 million in the repayment of previously deferred rent and related interest.

•NHI is issuing its 2024 annual guidance range which includes the following:
•NAREIT FFO per diluted common share in a range of $4.31 - $4.37;
•Normalized FFO per diluted common share in a range of $4.31 - $4.37; and
•Normalized FAD in a range of $191.3 million - $194.1 million.

A detailed schedule for the 2024 guidance range as well as additional assumptions is included in this press release.

Results for the three months ended December 31, 2023 compared to the same period in the prior year were impacted by the following:

•Rental income recognized from the Company’s tenants, including the effects of straight-line lease revenue and property taxes and insurance on leased properties, increased $7.0 million primarily from an increase in pandemic-related rent repayments of approximately $2.6 million and new investments funded since December 2022. The amortization of lease incentives increased by $2.2 million primarily related to a $10.0 million lease incentive paid in February 2023;

NHI Reports Fourth Quarter 2023 Results

February 20, 2024

•Interest income and other was approximately $0.7 million higher primarily due to new and existing loan fundings, net of paydowns on loans since the end of the fourth quarter of 2022;
•Net operating income (“NOI”) from the SHOP segment, comprised of revenues from resident fees and related services less operating expenses, totaled $2.9 million which is $0.9 million higher than the same period in the prior year;
•Interest expense increased by approximately $2.4 million primarily as the result of increased interest rates and borrowings on the unsecured revolving credit facility, offset by partial repayments of term loans;
•Gains on sales of real estate, net were $1.2 million for the three months ended December 31, 2023, related to the disposition of three properties in the fourth quarter of 2023. There were no disposals during the fourth quarter of 2022;
•Loan and realty (gains) losses were a net gain of $0.4 million for the three months ended December 31, 2023 compared to a net loss of $22.0 million in the same period in the prior year. The prior period included an increase in the credit loss reserve of $8.7 million related to two loans totaling an aggregate $24.5 million with affiliates of one operator/borrower were designated as non-performing and real estate impairment charges of $13.3 million.
Eric Mendelsohn, NHI President and CEO, stated, “We finished 2023 on a positive note as the fourth quarter results exceeded our expectations driven by over $2.0 million in deferral repayments, no unexpected rent concessions and 24.4% sequential SHOP NOI growth compared to the third quarter of 2023. For the full year, our NAREIT FFO, NFFO and FAD all exceeded the midpoint of our initial February 2023 guidance.”

Mr. Mendelsohn continued, “The senior housing industry continues to recover, and we are experiencing persistent improvement in our EBITDARM coverage, particularly with our need-driven operators which have produced seven straight quarters of increased coverage. Our SHOP results benefited from a sequential occupancy gain of 420 basis points and a 350-basis point improvement in the margin. While the SHOP performance is encouraging, we are more excited by the significant upside potential embedded within the portfolio.”

Mr. Mendelsohn concluded, “We continue to maintain our best-in-class financial profile with leverage at just 4.4 times net debt-to-adjusted EBITDA. We believe this creates a significant strategic advantage as the supply of capital is shrinking while demand is increasing. Our 2024 guidance implies that we are returning to growth and with better visibility than prior years as our portfolio optimization has produced a much stronger and more stable Company.”

Portfolio Activity

•During the fourth quarter of 2023, NHI sold three properties with a net book value of approximately $5.9 million for net proceeds of approximately $7.0 million. For the year ended December 31, 2023, NHI sold 12 properties with a net book value of approximately $45.1 million for net proceeds of approximately $59.1 million.

Balance Sheet and Liquidity
As of December 31, 2023, the Company had $1.1 billion in net debt including $245.0 million outstanding on its $700.0 million revolving credit facility. At January 31, 2024, NHI had $273.0 million outstanding under the $700.0 million revolving credit facility and approximately $18.8 million in cash and cash equivalents. The Company has $500.0 million available under the at-the-market program.

In November 2023, $50.0 million of private placement notes due November 2023 was repaid primarily with proceeds from the revolving credit facility.

NHI continues to maintain a strong financial profile and reported that net debt to adjusted EBITDA was 4.4x which is within the Company’s target range of 4.0x – 5.0x. NHI is in compliance with all debt covenants and has investment grade credit ratings from Moody’s, S&P Global, and Fitch Ratings.

Share Repurchase Plan
On February 16, 2024, the Company's Board of Directors approved a stock repurchase plan ("2024 plan") for up to $160 million of the Company's common stock. The plan is effective for a period of one year. Shares may be repurchased from time-to-time in open market transactions at prevailing market prices, in privately negotiated transactions or by other means in accordance with the terms of Rule 10b-18 of the Securities Exchange Act of 1934 as amended and shall be made in accordance with all applicable laws and regulations in effect. The timing and number of shares repurchased, if any, will depend on a variety of factors, including price, general market and economic conditions, alternative investment opportunities and other corporate considerations. The stock

NHI Reports Fourth Quarter 2023 Results

February 20, 2024

repurchase plan does not obligate the Company to repurchase any specific number of shares and may be suspended or discontinued at any time.

The 2024 plan replaces the plan approved by the Board in February 2023 for up to $160 million. NHI did not make repurchases under that plan.

Occupancy
The following table summarizes the average portfolio occupancy for Senior Living Communities (“SLC”), Bickford and SHOP for the periods indicated, excluding development properties in operation less than 24 months, notes receivable, and properties transitioned to new tenants or disposed.

	Properties	Jan-24	Dec-23	Nov-23	Oct-23	Sep-23	Aug-23	Jul-23	Jun-23
SLC Same-Store	9	83.3%	83.1%	83.2%	82.8%	82.1%	81.6%	81.9%	81.7%
SLC	10	82.8%	82.7%	82.6%	82.0%	81.3%	80.7%	81.1%	80.9%
Bickford Same-Store[1]	38	85.3%	84.6%	84.5%	85.3%	84.8%	83.7%	83.0%	82.4%
Bickford[2]	39	85.7%	85.0%	85.0%	85.6%	85.2%	84.1%	83.3%	82.7%
SHOP	15	84.7%	84.4%	82.9%	82.2%	81.2%	78.6%	77.2%	75.6%

	Properties	May-23	Apr-23	Mar-23	Feb-23	Jan-23	Dec-22	Nov-22	Oct-22
SLC Same-Store	9	81.9%	83.0%	83.0%	83.4%	84.0%	83.9%	83.6%	83.1%
SLC	10	81.1%	82.3%	82.1%	82.7%	83.3%	83.4%	83.3%	82.8%
Bickford Same-Store[1]	38	81.5%	80.9%	81.2%	80.9%	81.8%	83.0%	83.8%	83.9%
Bickford[2]	39	81.9%	81.2%	81.5%	81.2%	82.2%	83.3%	84.2%	84.2%
SHOP	15	75.4%	75.4%	75.2%	75.1%	75.4%	75.5%	75.8%	76.0%

1Prior periods restated for the sale of an assisted living community in Iowa.
2 Includes a 64-unit community in Chesapeake, Virginia as of May 2022 on which NHI exercised a purchase option in the first quarter of 2023.

2024 Guidance

The Company’s guidance range for the full year 2024, with underlying assumptions and timing of certain transactions, is set forth below:

NHI Reports Fourth Quarter 2023 Results

February 20, 2024

	2024 Guidance Range
(in millions except per share amounts)	Low	High
Net income attributable to common stockholders	$126.3	$129.1

Adjustments to NAREIT Funds From Operations (FFO)
Depreciation (net)[1]	66.8	66.7
Gains on sales (net) and impairments of real estate	(5.9)	(6.1)
NAREIT FFO and Normalized FFO (NFFO) attributable to common stockholders	$187.2	$189.7

Adjustments to Funds Available for Distribution (FAD) attributable to common stockholders
Straight-line revenue (net)[1] and lease incentive amortizations	(0.3)	(0.1)
Equity method investment adjustments	(2.1)	(2.1)
Equity method investment non-refundable fees received	1.2	1.4
Non-cash share-based compensation	4.1	3.9
SHOP[1] and equity method investment recurring capital expenditures	(2.4)	(2.2)
Other [2]	3.6	3.5
FAD attributable to common stockholders	$191.3	$194.1

Weighted average diluted common shares	43.4	43.4
NAREIT FFO per diluted common share	$4.31	$4.37
NFFO per diluted common share	$4.31	$4.37

[1]Net of amounts attributable to non-controlling interests
[2]Includes changes in credit loss reserves and amortizations associated with debt facilities

NHI’s 2024 annual guidance includes the following assumptions:
•Continued rent concessions, asset dispositions and loan repayments;
•Continued fulfillment of existing commitments;
•SHOP NOI growth in a range of 25%-30%;
•Continued collection of deferred rents; and
•No incremental benefit from unidentified acquisitions.

In addition to the assumptions listed above, NHI’s guidance range is based on several other assumptions, many of which are outside the Company’s control and all of which are subject to change. The guidance range may change if actual results vary from these assumptions.

Investor Conference Call and Webcast
NHI will host a conference call on Wednesday, February 21, 2024, at 11:00 a.m. ET, to discuss fourth quarter results. The number to call for this interactive teleconference is (800) 942-7925, with the confirmation number 22028903. The live broadcast of NHI’s fourth quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

About National Health Investors
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale, leasebacks, joint-ventures, senior housing operating partnerships, and mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent living, assisted living and memory care communities, entrance-fee retirement communities, skilled nursing facilities, and specialty hospitals. For more information, visit www.nhireit.com.

NHI Reports Fourth Quarter 2023 Results

February 20, 2024

Reconciliation of FFO, Normalized FFO and Normalized FAD
(unaudited, $ in thousands, except share and per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net income attributable to common stockholders	$32,026	$1,861	$135,597	$66,403
Elimination of certain non-cash items in net income:
Real estate depreciation	16,929	17,223	69,436	70,734
Real estate depreciation related to noncontrolling interests	(398)	(395)	(1,585)	(1,393)
Gains on sales of real estate, net	(1,221)	—	(14,721)	(28,342)
Impairments of real estate	—	13,284	1,642	51,555
NAREIT FFO attributable to common stockholders	47,336	31,973	190,369	158,957
(Gain) loss on operations transfer, net	—	—	(20)	710
Portfolio transition costs, net of noncontrolling interests	—	97	—	426
Gain on note receivable payoff	—	—	—	(1,113)
Loss on early retirement of debt	—	—	73	151
Non-cash write-offs of straight-line receivable and lease incentives	—	7,950	—	36,353
Non-cash rental income	—	(3,000)	(2,500)	(3,000)
Normalized FFO attributable to common stockholders	47,336	37,020	187,922	192,484
Non-cash lease revenue adjustments, net	(352)	(2,518)	(4,816)	(11,993)
Non-real estate depreciation, net	166	74	488	130
Amortization of debt issuance costs and discounts, net	717	615	2,647	2,476
Adjustments related to equity method investments, net	(1,066)	(279)	(2,202)	(1,431)
Recurring capital expenditures, net	(406)	(235)	(1,864)	(810)
Equity method investment non-refundable entrance fees	437	322	1,327	1,206
Note receivable credit loss (income) expense	(351)	8,676	(266)	10,356
Non-cash share-based compensation	866	1,037	4,605	8,613
Normalized FAD attributable to common stockholders	$47,347	$44,712	$187,841	$201,031

BASIC
Weighted average common shares outstanding	43,388,841	43,388,742	43,388,794	44,774,708
NAREIT FFO attributable to common stockholders per share	$1.09	$0.74	$4.39	$3.55
Normalized FFO attributable to common stockholders per share	$1.09	$0.85	$4.33	$4.30

DILUTED
Weighted average common shares outstanding	43,388,841	43,392,787	43,389,466	44,794,236
NAREIT FFO attributable to common stockholders per share	$1.09	$0.74	$4.39	$3.55
Normalized FFO attributable to common stockholders per share	$1.09	$0.85	$4.33	$4.30

NHI Reports Fourth Quarter 2023 Results

February 20, 2024

The following table reconciles NOI to net income, the most directly comparable GAAP metric (unaudited, $ in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
NOI Reconciliations:	2023	2022	2023	2022
Net income	$31,718	$1,558	$134,381	$65,501
Other non-operating income	—	—	(202)	—
Gains from equity method investment	(555)	—	(555)	(569)
Loss on early retirement of debt	—	—	73	151
Gain on note receivable payoff	—	—	—	(1,113)
(Gain) loss on operations transfer, net	—	—	(20)	710
Gains on sales of real estate, net	(1,221)	—	(14,721)	(28,342)
Loan and realty (gains) losses	(351)	21,960	1,376	61,911
General and administrative	4,923	4,875	19,314	22,768
Franchise, excise and other taxes	7	150	449	844
Legal	143	300	507	2,555
Interest	14,852	12,445	58,160	44,917
Depreciation	17,112	17,303	69,973	70,880
Consolidated NOI	$66,628	$58,591	$268,735	$240,213
NOI by segment:
Real Estate Investments	$63,668	$56,550	$259,162	$232,295
SHOP	2,888	1,949	9,222	7,603
Non-Segment/Corporate	72	92	351	315
Total NOI	$66,628	$58,591	$268,735	$240,213

See Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI.

NHI Reports Fourth Quarter 2023 Results

February 20, 2024

Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI

These supplemental performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our Funds From Operations (“FFO”), Normalized FFO and Normalized Funds Available for Distribution (“FAD”) may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these performance measures, caution should be exercised when comparing our FFO, Normalized FFO and Normalized FAD to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of Normalized FFO, Normalized FAD excludes the impact of any straight-line rent revenue, amortization of the original issue discount on our senior unsecured notes, amortization of debt issuance costs, non-cash stock based compensation, as well as certain non-cash items related to our equity method investment.

Normalized FAD is an important supplemental performance measure for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings. The Company also adjusts Normalized FAD for the net change in the allowance for expected credit losses, non-cash stock based compensation, senior housing portfolio capital expenditures as well as certain non-cash items related to equity method investments such as straight-line lease expense and amortization of purchase accounting adjustments. Normalized FAD is an important supplemental measure of liquidity for a REIT as a useful indicator of the ability to distribute dividends to stockholders.

Net Operating Income

Net operating income (“NOI”) is a U.S. non-GAAP supplemental financial measure used to evaluate the operating performance of real estate. NOI is defined as total revenues, less tenant reimbursements and property operating expenses. The Company believes NOI provides investors relevant and useful information as it measures the operating performance of our properties at the property level on an unleveraged basis. The Company uses NOI to make decisions about resource allocations and to assess the property level performance of our properties.

NHI Reports Fourth Quarter 2023 Results

February 20, 2024

Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(unaudited)
Revenues:
Rental income	$60,721	$53,764	$249,227	$217,700
Resident fees and services	12,950	11,791	48,809	35,796
Interest income and other	5,794	5,114	21,799	24,698
	79,465	70,669	319,835	278,194
Expenses:
Depreciation	17,112	17,303	69,973	70,880
Interest	14,852	12,445	58,160	44,917
Senior housing operating expenses	10,062	9,842	39,587	28,193
Legal	143	300	507	2,555
Franchise, excise and other taxes	7	150	449	844
General and administrative	4,923	4,875	19,314	22,768
Taxes and insurance on leased properties	2,775	2,236	11,513	9,788
Loan and realty (gains) losses	(351)	21,960	1,376	61,911
	49,523	69,111	200,879	241,856
Gains on sales of real estate, net	1,221	—	14,721	28,342
Gain (loss) on operations transfer, net	—	—	20	(710)
Gain on note receivable payoff	—	—	—	1,113
Loss on early retirement of debt	—	—	(73)	(151)
Gains from equity method investment	555	—	555	569
Other non-operating income	—	—	202	—
Net income	31,718	1,558	134,381	65,501
Add: net loss attributable to noncontrolling interests	327	303	1,273	902
Net income attributable to stockholders	32,045	1,861	135,654	66,403
Less: net income attributable to unvested restricted stock awards	(19)	—	(57)	—
Net income attributable to common stockholders	$32,026	$1,861	$135,597	$66,403

Weighted average common shares outstanding:
Basic	43,388,841	43,388,742	43,388,794	44,774,708
Diluted	43,388,841	43,392,787	43,389,466	44,794,236

Earnings per common share - basic	$0.74	$0.04	$3.13	$1.48
Earnings per common share - diluted	$0.74	$0.04	$3.13	$1.48

NHI Reports Fourth Quarter 2023 Results

February 20, 2024

Selected Balance Sheet Data
($ in thousands)
	December 31, 2023	December 31, 2022
Real estate properties, net	$2,107,082	$2,118,210
Mortgage and other notes receivable, net	$245,271	$233,141
Cash and cash equivalents	$22,347	$19,291
Straight-line rent receivable	$84,713	$76,895
Assets held for sale, net	$5,004	$43,302
Other assets, net	$24,063	$16,585
Debt	$1,135,051	$1,147,511
National Health Investors Stockholders' Equity	$1,253,952	$1,270,225

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “should”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, “projects”, “likely” and other similar expressions are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the operating success of our tenants and borrowers for collection of our lease and interest income; the risk that our tenants and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to the concentration of a significant percentage of our portfolio to a small number of tenants; risks associated with pandemics, epidemics or outbreaks, such as the COVID-19 pandemic, on our operators’ business and results of operations; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that lower reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants and borrowers would be adversely affected by increased liability claims and liability insurance costs; the risk that we may not be fully indemnified by our lessees and borrowers against future litigation; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests;inflation and increased interest rates;adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults, or non-performance by financial institutions;operational risks with respect to our senior housing operating portfolio (“SHOP”) structured communities; risks related to our ability to maintain the privacy and security of Company information; risks related to environmental laws and the costs associated with liabilities related to hazardous substances;the risk of damage from catastrophic weather and other natural or man-made disasters and the physical effects of climate change; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; our ability to retain our management team and other personnel and attract suitable replacements should any such personnel leave; the risk that our assets may be subject to impairment charges; the potential need to incur more debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations; our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust and other risks which are described under the heading “Risk Factors” in Item 1A in our Form 10-K for the year ended December 31, 2023. Many of these factors are beyond the control of the Company and its management. The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information in the above referenced Form 10-K. Copies of these filings are available at no cost on the SEC’s web site at https://www.sec.gov or on NHI’s web site at https://www.nhireit.com.